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                                                                  EXHIBIT 21.1

                              List of Subsidiaries

    1.  NetSol Technologies (Pvt) Ltd. located in Lahore, Pakistan.

    2.  NetSol eR, Inc., located in Calabasas, California.

    3.  Abraxas, Inc., located in Adelaide, Australia.

    4.  NetSol USA, Inc., located in Vienna, Virginia.

    5.  NetSol (Pvt) Ltd. located in Lahore, Pakistan.

    6.  NetSol Connect (Pvt) Ltd. located in Karachi, Pakistan.